Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-239590 and 333-199239) on Form S-8 and (No. 333-237664) on Form S-3 of Dave & Buster’s Entertainment, Inc. of our reports dated March 29, 2022, with respect to the consolidated financial statements of Dave & Buster’s Entertainment, Inc., and the effectiveness of internal control over financial reporting which reports appear in the Form 10-K of Dave & Buster’s Entertainment, Inc. dated March 29, 2022.

/s/ KPMG LLP

Dallas, Texas

March 29, 2022